Exhibit 99

RFM Announces Covenant Non-Compliance under Senior Secured Credit Facility

RFM and Lender in Discussions

DALLAS--(BUSINESS WIRE)--April 2, 2009--RF Monolithics, Inc. [NASDAQ: RFMI] (“RFM” or the “Company”) announced that it is not in compliance with several financial covenants under its Credit and Security Agreement dated August 29, 2007, as amended (the “Credit Agreement”) with its senior lender (the “Bank”). The Company and the Bank are working toward an amendment to the Credit Agreement that would bring the Company back into compliance.

Under the terms of the Credit Agreement, the Company was required, for the quarter ended February 28, 2009, to achieve certain standards for net income (as adjusted per the Credit Agreement) and debt service coverage which were not attained. The Credit Agreement provides that, upon non-compliance with such financial covenants, the Bank may take various actions, including among other things any one or more of the following: (i) terminate its commitment to make advances to the Company, (ii) declare the balance of the indebtedness, in the amount of approximately $4.7 million as of March 31, 2009, due and payable, or (iii) exercise its rights as a secured creditor by taking possession of or otherwise liquidating some or all its collateral.

Additionally, the Credit Agreement allows the Bank to increase the interest rate on unpaid balances by 400 basis points while the Company is not in compliance with the Credit Agreement. Pursuant to the Credit Agreement the Bank has done this retroactively to March 1, 2009. We estimate this will increase interest expense approximately $19,000 per month until the violations are waived.

"Notwithstanding our aggressive cost reduction measures implemented in recent months, we could not escape the effects of revenue-related issues precipitated largely by the economic slowdown,” stated David M. Kirk, President and Chief Executive Officer of RFM. “It is primarily these revenue declines, and the related restructuring costs of our response to them, that caused the covenant noncompliance.”

“We continue to work with the Bank toward resetting our financial covenants under an amendment. So far, other than increase the interest rate, the Bank has chosen not to exercise its rights under the Credit Agreement. We continue to have access to available funds under the revolver. We have a history of arriving at satisfactory arrangements with the Bank. We reduced our total obligation to the Bank by $3.5 million, from $9.4 million at August 31, 2008 to $5.9 million at February 28, 2009, and as of March 31, 2009 our total obligation to the Bank was $4.7 million. We remain cautiously optimistic that we can enter into agreements with the Bank and/or others that will allow our operations to continue without disruption. While we hope that our continuing discussions prove successful, there can be no assurance that the Bank will not pursue some or all of its remedies under the Credit Agreement.”

About RFM:

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standard and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities and uncertainties in our markets, availability of working capital on reasonable terms, statements regarding our mission and vision, and future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to our bankers’ willingness to work with us in structuring credit facilities as needed, maintaining favorable terms of sales with suppliers, economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2008. We do not assume any obligation to update any information contained in this release.

CONTACT:
RF Monolithics, Inc.
Investor Contact:
Carol Bivings, 972-448-3767
Director, Investor Relations
bivings@rfm.com